Exhibit k.1

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”) made as of [                ] by and between Harvest Capital Credit Corporation, a Delaware Company (the “Corporation”), and JMP Credit Advisors LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Corporation is a newly organized closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Corporation desires to retain the Administrator to provide administrative services to the Corporation in the manner and on the terms hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Corporation on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Administrator hereby agree as follows:

1.         Duties of the Administrator.

(a) Employment of Administrator. The Corporation hereby employs the Administrator to act as administrator of the Corporation, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Corporation (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Corporation in any way or otherwise be deemed agents of the Corporation.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Corporation. Without limiting the generality of the foregoing, the Administrator shall provide the Corporation with office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation, arrange for the services of, and oversee, custodians, depositories, transfer agents, indenture trustees, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Corporation should purchase, retain or sell or any other investment advisory services to the Corporation. The Administrator shall be responsible for aiding the Corporation in maintaining the financial and other records that the Corporation is required to maintain and preparing all reports and other materials required to be filed by the Corporation with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including, but not limited to, current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and proxy or information statements to stockholders. At the Corporation’s request, the Administrator will provide on the Corporation’s behalf significant managerial assistance to those portfolio companies to which the Corporation is required to offer such assistance. In addition, the Administrator will assist the Corporation in determining and publishing the Corporation’s net asset value, overseeing the preparation and filing of the Corporation’s tax returns, and the printing and dissemination of reports to stockholders of the Corporation, and generally overseeing the payment of the Corporation’s expenses and the performance of administrative and professional services rendered to the Corporation by others.

2.         Records.  The Administrator agrees to maintain and keep all books, accounts and other records of the Corporation that relate to activities performed by the Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Corporation shall at all times remain the property of the Corporation, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Corporation pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement. The Administrator may engage one or more third parties to perform all or a portion of the foregoing services.

3.         Confidentiality.  The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information of natural persons pursuant to Regulation S-P of the SEC, shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.         Compensation; Allocation of Costs and Expenses.

(a) In full consideration of the provision of the services of the Administrator, the Corporation shall reimburse the Administrator for the costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder, including the costs and expenses charged by any sub-administrator that may be retained by the Administrator to provide services to the Corporation or on the Administrator’s behalf.

(b) The Corporation will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Corporation’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory and Management Agreement, dated as of January [   ], 2013, by and between the Corporation and the Adviser. Costs and expenses to be borne by the Corporation include, but are not limited to, those relating to: the Corporation’s organization; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firms); expenses, including travel expense, incurred by the Adviser or payable to third parties performing due diligence on prospective portfolio companies, monitoring the Corporation’s investments and, if necessary, enforcing its rights; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities, if any; investment advisory and management fees; distributions on the Corporation’s shares; administration fees payable under this Agreement; the allocated costs incurred by the Administrator in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent director fees and expenses; preparing and filing reports or other documents with the SEC; preparation of any reports, proxy statements or other notices to our stockholders, including printing costs; the Corporation’s fidelity bond; directors and officers/errors and omissions liability insurance, and any other insurance premiums; indemnification payments; expenses relating to the development and maintenance of the Corporation’s website; direct costs and expenses of administration, including audit and legal costs; and all other expenses reasonably incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, such as the allocable portion of overhead under this Agreement, including rent and the allocable portion of the cost of the Corporation’s chief financial officer and chief compliance officer and their respective staffs.

(c) For the one-year period ending on the anniversary of the effective date of this Agreement (the “Anniversary”), the reimbursements required to be made to the Administrator by the Company as set forth above shall be capped such that the amounts payable to the Administrator by the Company under this Agreement will not exceed an amount of $275,000 per year. From and after the Anniversary, the determination of whether the reimbursements required to be made to the Administrator by the Company as set forth above shall be capped (including the determination of the appropriate amount at which to cap such reimbursements) shall be determined by the mutual agreement of the members of the Company’s board of directors and the Administrator.

5.         Limitation of Liability of the Administrator; Indemnification. The Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them shall not be liable to the Corporation for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Corporation, and the Corporation shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Corporation. Notwithstanding the preceding sentence of this Paragraph 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6.         Activities of the Administrator.  The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others.

7.        Duration and Termination of this Agreement.

(a) This Agreement shall continue in effect for two years from the date hereof and thereafter continue automatically for successive annual periods, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation and (ii) a majority of those members of the Corporation’s Board of Directors who are not parties to this Agreement or “interested persons” (as defined by Section 2(a)(19) of the 1940 Act) of any such party.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Corporation’s Board of Directors, or by the Administrator, upon 60 days’ written notice to the other party.

(c)  This Agreement may not be assigned by a party without the consent of the other party.  The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.              Amendments of this Agreement. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties hereto.

9.              Entire Agreement; Governing Law.    This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

10.            Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

12.            Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13.       Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

HARVEST CAPITAL CREDIT CORPORATION

/s/
By:
Title:

JMP CREDIT ADVISORS LLC

/s/
By:
Title:

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